Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Genpact Limited:

We consent to the use of our reports with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting, incorporated by reference herein, and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated February 26, 2016, on the effectiveness of internal control over financial reporting as of December 31, 2015, contains an explanatory paragraph that states that Genpact Limited (“the Company”) acquired certain wealth management operations from Citibank, N.A. in the United Kingdom and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2015, certain wealth management operations acquired from Citibank, N.A. in the United Kingdom’s internal control over financial reporting associated with total assets of $13,318 thousands (of which $3,242 thousands represent goodwill and intangible assets included within the scope of the assessment) and total revenues of $8,818 thousands included in the consolidated financial statements of the Company as of and for the year ended December 31, 2015. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of certain wealth management operations acquired from Citibank, N.A. in the United Kingdom.

/s/ KPMG

Gurgaon, India

April 13, 2016